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                                                                       EXHIBIT 2

                          REGISTRATION RIGHTS AGREEMENT

                                       OF

                        VIATEL HOLDING (BERMUDA) LIMITED

         REGISTRATION RIGHTS AGREEMENT, dated as of__________________, 2002, among Viatel Holding (Bermuda) Limited, a company incorporated under the laws of Bermuda (the "Company), and the other undersigned parties hereto (the "Agreement").

         Pursuant to the Joint Chapter 11 Plan of Reorganization of Viatel, Inc. and certain of its subsidiaries (as amended or modified, the "Plan"), dated February 28, 2002, the Company has agreed, among other things, to authorize 100 million shares new common shares, par value U.S. $0.01 per share (the "Common Shares"), of which approximately 12.0 million Common Shares; will be issued in connection with the Plan. This agreement shall become effective upon the issuance of such Common Shares pursuant to the Plan (the "Effective Date"). Certain capitalized terms used in this agreement are defined in Article I hereof. References to sections shall be to sections of this agreement.

         WHEREAS, the Company has agreed to grant to each of the Affiliated Shareholders the registration rights set forth herein.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

         For purposes of this Agreement, the following terms shall have the following meanings:

         (a) "Affiliate" shall have the meaning set forth in Rule 405 promulgated under the Securities Act.

         (b) "Affiliated Shareholder" shall mean any holder or holders of Registrable Securities, both on the date of effectiveness of the Plan and at the time of the effectiveness of the

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registration statement, holding at least ten-percent (10%) of the Registrable
Securities (by number of Common Shares at the time issued and outstanding).

         (c)      "Board" shall mean the board of directors of the Company.

         (d) "Commission" shall mean the United States Securities and Exchange Commission or any successor agency.

         (e) "Common Shares" shall have the meaning set forth in the Preamble hereof.

         (f) "Company" shall have the meaning set forth in the Preamble hereof.

         (g) "Demand" shall have the meaning set forth in Section 2.1(a) hereof.

         (h)      "Demand Registration" shall have the meaning set forth in
Section 2.1(a) hereof.

         (i) "Demanding Holder" shall have the meaning set forth in Section 2.1(b) hereof.

         (j) "Effective Date" shall have the meaning set forth in the Preamble hereof.

         (k) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, and any successor act.

         (l) "Foreign Private Issuer" shall have the meaning provided in the Securities Act.

         (m)      "Internal Expenses" shall have the meaning set forth in
Section 2.6 hereof.

         (n) "Losses" shall have the meaning set forth in Section 2.7(a) hereof,

         (o) "Market Price" for publicly traded Common Shares or any other class of capital stock or other security of the Company or any other issuer for any trading day shall mean the last reported sales price, regular way on such day, or, if no sale takes place on such day, the average of the reported closing bid and asked prices on such day, regular way, in either case as reported on the securities exchange on which the Common Shares are listed for trading, or, if listed or admitted for trading on Nasdaq, the last reported sales price, regular way on such day, or, if no sale takes place on such day, the average of the reported closing bid and asked prices on such day, regular way, in either case as reported on Nasdaq, or if not listed or admitted for

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trading on any securities exchange or Nasdaq, the average of the closing bid and asked prices on such day in the over-the-counter market.

         (p)      "Maximum Demand Number" shall have the meaning set forth in
Section 2.1(g) hereof.

         (q)      "Maximum Piggyback Number" shall have the meaning set forth in
Section 2.2(b) hereof.

         (r)      "Nasdaq" shall mean the Nasdaq Stock Market.

         (s)      "Other Demand Rights" shall have the meaning set forth in
Section 2.2(b) hereof.

         (t)      "Other Demanding Seller" shall have the meaning set forth in
Section 2.2(b) hereof.

         (u) "Person" shall mean any individual, firm, corporation, partnership, limited liability company or other entity, and shall include any successor (by merger of otherwise) of such entity.

         (v) "Piggyback Notice" shall have the meaning set forth in Section 2.2(a) hereof.

         (w)      "Piggyback Registration" shall have the meaning set forth in
Section 2.2(a) hereof.

         (x) "Piggyback Seller" shall have the meaning set forth in Section 2.2(b) hereof.

         (y) "Plan" shall have the meaning set forth in the Preamble hereof.

         (z) "Primary Offering" shall have the meaning set forth in Section 2.2(b)(i) hereof.

         (aa) "Public Offering" shall mean a public offering of equity securities of the Company pursuant to an effective registration statement under the Securities Act, including a public offering in which Affiliated Shareholders are entitled to sell Common Shares pursuant to the terms of this Agreement.

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                  (bb)     "Registrable Securities" shall mean (i) any Common
Shares issued to the Affiliated Shareholders pursuant to the Plan, or (ii) any Common Shares issued or issuable with respect to the securities referred to in clause (i) by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation, or other reorganization. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when (x) a registration statement registering such securities under the Securities Act has been declared effective and such have been sold or otherwise transferred by the holder thereof pursuant to such effective registration statement; or (y) such securities are sold in accordance with Rule 144 (or any successor provision) promulgated under the Securities Act.

                  (cc) "Registration Expenses" shall have the meaning set forth in Section 2.6 hereof.

                  (dd) "Requisite Amount" shall mean 25% of the Registrable Securities outstanding at any given time.

                  (ee) "Restricted Securities" shall mean any Registrable Securities that are restricted from trading under the securities laws because the holder of such Registrable Securities is deemed an "underwriter" or "affiliate" as those terms are defined under the Securities Act and the Bankruptcy Code.

                  (ff) "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, and any successor act.

                  (gg) "Selling Expenses" shall mean all underwriting discounts and selling commissions applicable to the sale of Registrable Securities and any other securities of the Company being sold in the same registration as the Registrable Securities by Other Shareholders.

                                   ARTICLE II

                               REGISTRATION RIGHTS

                  Section 2.1 Demand Registration.

                  (a) Registration. At any time after the first date on which the Company qualifies with the Commission as an S-3 registrant (or its equivalent should the Company qualify as a Foreign Private Issuer). Affiliated Shareholders holding the Requisite Amount of Registrable Securities shall be entitled to make a written request of the Company (a "Demand") for registration under the Securities Act of all or part of their Registrable Securities (a "Demand

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Registration") and thereupon the Company will, subject to the terms of this
Agreement, use its reasonable efforts to effect the registration under the Securities Act of:

                           (i)      the Registrable Securities which the Company
has been so requested to register by such Affiliated Shareholders for disposition in accordance with the intended method of disposition stated in such request;

                           (ii)     all other Registrable Securities which the
Company has been requested to register pursuant to Section 2.1(b) hereof; and

                           (iii)    all Common Shares which the Company may
elect to register in connection with any offering of Registrable Securities pursuant to this Section 2.1;

all to the extent necessary to permit the disposition (in accordance with the intended methods thereof) of the Registrable Securities and the additional Common Shares, if any, so to be registered; provided that the Company shall not be required to effect a Demand Registration unless (x) a single holder of Registrable Securities has requested the registration of a number of shares of Registrable Securities held by such holder which is equal to or greater than 10% of the Common Shares at the time outstanding, and (y) the aggregate number of shares of Registrable Securities requested to be registered by all holders of Registrable Securities in such Demand Registration is equal to or greater than 25% of the number of Common Shares at the time outstanding;

                  (b) Demands. A Demand shall specify: (i) the aggregate number of Registrable Securities requested to be registered in such Demand Registration, (ii) the intended method of disposition in connection with such Demand Registration, to the extent then known, and (iii) the identity of the Affiliated Shareholder or Affiliated Shareholders (each, a "Demanding Holder") requesting such Demand. Within twenty (20) days after receipt of a Demand, the Company shall give written notice of such Demand to all other Affiliated Shareholders. Subject to Section 2.1(h), the Company shall include in such registration all Registrable Securities with respect to which the Company has received a written request for inclusion therein within fifteen (15) days after the Company's notice required by this paragraph has been given. Such written notice shall comply with the requirements of a Demand as set forth in this
Section 2.1(b).

                  (c) Number of Demands. Each Affiliated Shareholder shall be entitled to one (1) Demand Registration (s); provided that, in the aggregate, Affiliated Shareholders shall be entitled to no more than two (2) Demand Registrations.

                  (d) Effective Registration Statement. A Demand Registration shall not be deemed to have been effected (i) unless a registration statement with respect thereto has become effective under the Securities Act; provided that a registration which does not become effective

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under the Securities Act after the Company has filed a registration statement with respect thereto solely by reason of the refusal to proceed of the Affiliated Shareholders (other than a refusal to proceed based upon the advice of counsel relating to a matter with respect to the Company) shall be deemed to have been effected by the Company at the request of such Affiliated Shareholders unless the Affiliated Shareholders shall have elected to pay all Registration Expenses in connection with such registration, (ii) if, after it has become effective, and as a direct result of the actions of the Company, such registration becomes subject to any stop order, injunction or other order or requirement of the Commission or other governmental agency or court for any reason, or (iii) if the conditions to closing specified in the purchase agreement or underwriting agreement entered into in connection with such registration are not satisfied, other than by reason of some act or omission by such Affiliated Shareholders.

                  (e) Satisfaction of Obligations. A registration shall not be treated as a permitted Demand for a Demand Registration until (i) the applicable registration statement under the Securities Act has been filed with the Commission with respect to such Demand Registration (which shall include any registration statement that is not withdrawn by holders of Registrable Securities in the circumstances contemplated by Section 2.3), and (ii) such registration statement shall have been maintained continuously effective for a period of forty-five (45) days or such shorter period in the case where all Registrable Securities included therein have been disposed of thereunder in accordance with the manner of distribution set forth in such registration statement.

                  (f) Restrictions on Demand Registrations. The Company shall not be obligated to (i) maintain the effectiveness of a registration statement under the Securities Act, filed pursuant to a Demand Registration, for a period longer than forty-five (45) days, or (ii) effect any Demand Registration (A) within six (6) months of a "firm commitment" underwritten registration in which all Affiliated Shareholders were given "piggyback" rights pursuant to Section 2.2 hereof and at least 50% of the number of Registrable Securities requested by such Affiliated Shareholders to be included in such registration were included, (B) within six (6) months of any other Demand Registration, or (C) if, in the Company's reasonable judgment, it is not feasible for the Company to proceed with the Demand Registration because of the unavailability of audited financial statements. In addition, the Company shall be entitled to postpone (upon written notice to all Affiliated Shareholders) for up to one hundred twenty (120) days the filing or the effectiveness of a registration statement for a Demand Registration (but no more than twice in any period of twelve (12) consecutive months) if the Board determines in good faith and in its reasonable judgment that the Demand Registration or the disclosure of material, non-public information in connection therewith would have a material adverse affect on the Company or on any proposal or plan by the Company or any of its subsidiaries to engage in any debt or equity offering, material acquisition or disposition of assets, merger, consolidation, tender offer or other similar transaction. In the event of a postponement by the Company of the filing or effectiveness of a registration statement for a Demand Registration, the holders of a majority of Registrable Securities held for all Demanding Holders shall have the right to withdraw such

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Demand in accordance with Section 2.3 hereof.

                  (g) Participation in Demand Registrations. The Company shall not include any securities other than Registrable Securities and Common Shares included at the Company's election in a Demand Registration, except with the written consent of the holders of thirty percent (30%), by number of shares, of the Registrable Securities held by all the Demanding Holders. If, in connection with a Demand Registration, any managing underwriter (or, if such Demand Registration is not an underwritten offering, a nationally recognized independent underwriter selected by the Company and reasonably acceptable to the holders of thirty percent (30%) of the Registrable Securities held by all the Demanding Holders and whose fees and expenses shall be borne solely by the Company) advises the Company, in writing, that, in its opinion, the inclusion of all of the securities, including securities of the Company which are not Registrable Securities, sought to be registered in connection with such Demand Registration would adversely affect the marketability of the Registrable Securities sought to be sold pursuant thereto, then the Company shall include in such registration statement only such securities as the Company is advised by such underwriter can be sold without such adverse effect (the "Maximum Demand Number") as follows and in the following order of priority: (i) first, Registrable Securities requested to be included in such registration by Affiliated Shareholders, pro rata among such Affiliated Shareholders requesting such registration on the basis of the number of such securities requested to be included by such Affiliated Shareholders; (ii) second, Common Shares that the Company proposes to sell; and (iii) third, all other securities of the Company duly requested to be included in such registration statement, pro rata on the basis of the amount of such other securities requested to be included.

                  (h) Selection of Underwriters. If the Demand Registration involves an underwritten offering, the underwriter or underwriters thereof shall be selected by the Company and shall be reasonably acceptable to the holders of thirty percent (30%), by number of shares, of the Registrable Securities held by all of the Demanding Holders.

                  Section 2.2 Piggyback Registrations.

                  (a) Right to Piggyback. Subject to the terms and conditions hereof, whenever the Company proposes to register any of its securities under the Securities Act (other than a registration by the Company on a registration statement on Form S-4 or a registration statement on Form S-8 or any successor form, or such equivalent forms as may be utilized should the Company be a Foreign Private Issuer) (a "Piggyback Registration"), the Company shall give all Affiliated Shareholders prompt written notice thereof (but not less than twenty (20) days prior to the filing by the Company with the Commission of any registration statement with respect thereto). Such notice (a "Piggyback Notice") shall specify, at a minimum, the number of securities proposed to be registered, the proposed date of filing of such registration statement with the Commission, the proposed means of distribution, the proposed managing underwriter or

                                        7
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underwriters (if any and if known), and a good faith estimate by the Company of the proposed minimum offering price of such securities. Upon the written request of an Affiliated Shareholder (which written request shall specify the number of Registrable Securities intended to be disposed of by such Affiliated Shareholder and the intended method of distribution thereof) given within ten (10) business days after such Piggyback Notice is sent to such Affiliated Shareholder, the Company, subject to the terms and conditions of this Agreement, shall include in such registration all Registrable Securities held by Affiliated Shareholders with respect to which the Company has received such written requests for inclusion.

                  (b) Priority on Piggyback Registrations. If, in connection with a Piggyback Registration, any managing underwriter (or, if such Piggyback Registration is not an underwritten offering, a nationally recognized independent underwriter selected by the Company reasonably acceptable to the holders of thirty percent (30%), by number of shares, of the Registrable Securities sought to be included in such Piggyback Registration and whose fees and expenses shall be borne solely by the Company) advises the Company, in writing, that, in its opinion, the inclusion of all the securities sought to be included in such Piggyback Registration by the Company, any Persons who have sought to have shares registered thereunder pursuant to rights to demand (other than pursuant to so-called, "piggyback" or other incidental or participation registration rights) such registration (such demand rights being "Other Demand Rights" and such Persons being "Other Demanding Sellers"), any holders of Registrable Securities seeking to sell such Registrable Securities in such Piggyback Registration ("Piggyback Sellers") and any other proposed sellers, as the case may be, would adversely affect the marketability of the securities sought to be sold pursuant thereto, then the Company shall include in the registration statement applicable to such Piggyback Registration only such securities as the Company is so advised by such underwriter can be sold without such an adverse effect (the "Maximum Piggyback Number"), as follows and in the following order of priority:

                           (i)      if the Piggyback Registration relates to an
offering for the Company's own account (a "Primary Offering"), then (A) first, such number of securities to be sold by the Company as the Company, in its reasonable judgment and acting in good faith and in accordance with sound financial practice, shall have determined, (B) second, Registrable Securities of Piggyback Sellers in an amount sufficient to reduce the amount of such Piggyback Sellers' Registrable Securities held after the offering to a level that would cause such Piggyback Sellers to each hold less than ten-percent (10%) of the total issued and outstanding Common Shares; provided that the Company shall, at the Company's discretion, include Registrable Securities in this category so as to maximize the number of Piggyback Sellers whose post-offering ownership of Common Shares is less than ten percent (10%) of the total issued and outstanding Common Shares; (C) third, such Registrable Securities duly requested to be included in such registration statement by any Piggyback Seller (consisting of the remaining Registrable Securities held by such Piggyback Sellers after application of the immediately preceding priority category), pro rata on the basis of the amount of such Registrable Securities held by such

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Piggyback Sellers.

                           (ii)     if the Piggyback Registration relates to
other than a Primary Offering, then (A) first, such number of securities sought to be registered by each Other Demanding Seller, pro rata in proportion to the number of securities sought to be registered by all such Other Demanding Sellers, (B) second, Registrable Securities of Piggyback Sellers in an amount sufficient to reduce the amount of such Piggyback Sellers' Registrable Securities held after the offering to a level that would cause such Piggyback Sellers to hold less than ten-percent (10%) of the total issued and outstanding Common Shares; provided that the Company shall, at the Company's discretion, include Registrable Securities in this category so as to maximize the number of Piggyback Sellers whose post-offering ownership of Common Shares is less than ten-percent (10%) of the total issued and outstanding Common Shares; and (C) third, such Registrable Securities duly requested to be included in such registration statement by any Piggyback Seller (consisting of remaining Registrable Securities held by such Piggyback Seller after application of the immediately preceding priority category), pro rata on the basis of the amount of such Registrable Securities held by such Piggyback Sellers.

                  (c) Withdrawal by the Company. If, at any time after giving written notice of its intention to register any of its securities as set forth in this Section 2.2 and prior to the time the registration statement filed in connection with such registration is declared effective, the Company shall determine for any reason not to register such securities, the Company may, at its election, give written notice of such determination to each Affiliated Shareholder and thereupon shall be relieved of its obligation to register any Registrable Securities in connection with such particular withdrawn or abandoned registration (but not from its obligation to pay the Registration Expenses in connection therewith as provided herein). In the event that the Piggyback Sellers of such a registration hold the Requisite Amount of Registrable Securities, such holders may continue the registration as a Demand Registration pursuant to the terms of Section 2.1 hereof.

                  Section 2.3 Withdrawal Rights. Any Affiliated Shareholder having notified or directed the Company to include any or all of its Registrable Securities in a registration statement under the Securities Act shall have the right to withdraw any such notice or direction with respect to any or all of the Registrable Securities designated by it for registration by giving written notice to such effect to the Company prior to the effective date of such registration statement. In the event of any such withdrawal, the Company shall not include such Registrable Securities in the applicable registration and such Registrable Securities shall continue to be Registrable Securities for all purposes of this Agreement. No such withdrawal shall affect the obligations of the Company with respect to the Registrable Securities not so withdrawn; provided that in the case of a Demand Registration, if such withdrawal shall reduce the number of Registrable Securities sought to be included in such registration below the Requisite Amount, then the Company shall, as promptly as practicable, give each holder of Registrable Securities sought to be registered

                                       9

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notice to such effect and, within ten (10) business days following the mailing of such notice, either the Company or the holders of thirty percent (30%), in number of shares, of the Registrable Securities sought to be registered may, by written notices made to the Company and each holder of Registrable Securities sought to be registered, elect that such registration statement not be filed or, if theretofore filed, be withdrawn. During such ten (10) business day period, the Company shall not file such registration statement if not theretofore filed or, if such registration statement has been theretofore filed, the Company shall not seek, and shall use its reasonable efforts to prevent, the effectiveness thereof. Any registration statement withdrawn or not filed (a) in accordance with an election by the Company, (b) in accordance with an election by the holders of thirty percent (30%), in number of shares, of the Registrable Securities sought to be registered pursuant to such Demand Registration pursuant to Section 2.1(f) hereof, or (c) in accordance with an election by the holders of thirty percent (30%) of the Registrable Securities sought to be registered pursuant to such Demand Registration subsequent to the effectiveness of the applicable Demand Registration Statement because any post-effective amendment or supplement to the applicable Demand Registration Statement contains information regarding the Company which the Company deems adverse to the Company, shall not be counted as a Demand, Except as set forth in clause (c) of the previous sentence, any Demand withdrawn in accordance with an election by the Demanding Holders subsequent to the effectiveness of the applicable Demand Registration Statement shall be counted as a Demand unless the Demanding Holders reimburse the Company for its reasonable out-of-pocket expenses (but, without implication that the contrary would otherwise be true, not including any Internal Expenses, as defined in Section 2.6 hereof) related to the preparation and filing of such registration statement (in which event such registration statement shall not be counted as a Demand hereunder). Upon the written request of thirty percent (30%), by number of shares, of such Demanding Holders, the Company shall promptly prepare a definitive statement of such out-of-pocket expenses in connection with such registration statement in order to assist such Demanding Holders with a determination in accordance with the preceding sentence.

                  Section 2.4 Holdback Agreements. Each Affiliated Shareholder agrees not to effect any public sale or distribution (including sales pursuant to Rule 144) of any equity securities of the Company, or any securities convertible into or exchangeable or exercisable for such securities, during the one hundred eighty (180) day period following the effective date of a Public Offering, Demand Registration or Piggyback Registration (in each case, except as part of such registration), or, in each case, a later date required by any underwriting agreement with respect thereto.

                  Section 2.5 Registration Procedures.

                  (a) Registration. If and whenever the Company is required to use its reasonable efforts to effect the registration of any Registrable Securities under the Securities Act as provided in Sections 2.1 and 2.2 (subject to its right to withdraw such registration as contem-

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plated by Sections 2.2(c) and 2.3) the Company shall as expeditiously as reasonably possible:

                           (i)      prepare and file with the Commission a
registration statement to effect such registration and thereafter use reasonable efforts to cause such registration statement to become and remain effective, pursuant to the terms of this Agreement; provided however that the Company may discontinue any registration of its securities which are not Registrable Securities (and, under the circumstances specified in Section 2.1, its securities which are Registrable Securities) at any time prior to the effective date of the registration statement relating thereto; provided further that before filing such registration statement or any amendments thereto, the Company will furnish to the counsel selected by the holders of Registrable Securities which are to be included in such registration copies of all such documents proposed to be filed, to the extent specifically requested by such counsel, which documents will be subject to the review of such counsel, and such review to be conducted with reasonable promptness;

                           (ii)     prepare and file with the Commission such
amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement until the earlier of such time as all of such securities have been disposed of in accordance with the intended methods of disposition by the seller or sellers thereof set forth in such registration statement or in the case of a registration pursuant to Sections 2.1 and 2.2, the expiration of forty-five (45) days after such registration statement becomes effective;

                           (iii)    furnish to each seller of Registrable
Securities covered by such registration statement and each underwriter, if any, of the securities being sold by such seller such number of conformed copies of such registration statement and of each amendment and supplement thereto (in each case including all exhibits), such number of copies of the prospectus contained in such registration statement (including each preliminary prospectus and any summary prospectus) and any other prospectus filed under Rule 424 under the Securities Act, in conformity with the requirements of the Securities Act, and such other documents as such seller and underwriter, if any, may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities owned by such seller;

                           (iv)     use reasonable efforts to register or
qualify such Registrable Securities covered by such registration statement under such other securities laws or blue sky laws of such jurisdictions as any seller thereof and any underwriter of the securities being sold by such seller shall reasonably request, and take any other action which may be reasonably necessary or advisable to enable such seller and underwriter to consummate the disposition in such jurisdictions of the Registrable Securities owned by such seller, except that the Company shall not for any such purpose be required to qualify generally to do business as a foreign corporation in any jurisdiction wherein it would not but for the requirements of this subdivision (iv) be

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obligated to be so qualified, to subject itself to taxation in any such jurisdiction or to file a general consent to service of process in any such jurisdiction;

                           (v)      use its reasonable efforts to cause such
Registrable Securities to be listed on each securities exchange on which similar securities issued by the Company are then listed and, if no such securities are so listed, use its reasonable efforts to cause such Registrable Securities to be listed on Nasdaq;

                           (vi)     use its reasonable efforts to cause such
Registrable Securities covered by such registration statement to be registered with, or approved by, such other governmental agencies or authorities (including any applicable Bermuda authority) as may be necessary to enable the seller or sellers thereof to consummate the disposition of such Registrable Securities;

                           (vii)    in connection with an underwritten offering,
obtain for each seller of Registrable Securities and underwriter:

                                    (1)      an opinion of counsel for the
         Company, covering the matters customarily covered in opinions requested in underwritten offerings and such other matters as may be reasonably requested by such sellers and underwriters, and

                                    (2)      a "comfort" letter (or, in the case
         of any such Person which does not satisfy the conditions for receipt of a "comfort" letter specified in Statement on Auditing Standards No. 72, an "agreed upon procedures" letter) signed by the independent public accountants who have certified the Company's financial statements included in such registration statement;

                           (vii)    promptly notify the holders of Registrable
Securities and the underwriters, if any, of the following events and, if requested by any such holder or underwriter, confirm such notification in writing:

                                    (1)      the filing of the registration
         statement, the prospectus or any prospectus supplement related thereto or post-effective amendment to the registration statement, and, with respect to the registration statement or any post-effective amendment thereto, when the same has become effective;

                                    (2)      any request by the Commission for
         amendments or supplements to the registration statement or the prospectus or for additional information;

                                    (3)      the issuance by the Commission of
         any stop order suspending the effectiveness of the registration statement or the initiation of any proceedings by any Person for that purpose; and

                                    (4)      the receipt by the Company of any
         notification with respect to the suspension of the qualification of any Registrable Securities for sale under the securities or blue sky laws of any jurisdiction or the initiation or threat of any proceeding for such purpose;

                           (viii)   notify each seller of Registrable Securities
covered by such registration statement, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, upon discovery that, or upon the happening of any event as a result of which, the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, and, at the request of any such seller, promptly prepare and furnish to such seller a reasonable number of copies of a supplement to, or an amendment of, such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

                           (ix)     make every reasonable effort to obtain the
withdrawal of any order suspending the effectiveness of the registration statement;

                           (x)      otherwise use its reasonable efforts to
comply with all applicable rules and regulations of the Commission, and make available to holders of Registrable Securities, as soon as reasonably practicable, an earnings statement covering the period of at least twelve months, but not more than eighteen months, beginning with the first day of the Company's first full quarter after the effective date of such registration statement, which earnings statement shall satisfy the provisions of Section 11
(a) of the Securities Act and Rule 158 thereunder.

                  The Company may require each seller of Registrable Securities as to which any registration is being effected and each underwriter, if any, to furnish the Company in writing such information regarding each seller or underwriter and the distribution of such Registrable Securities as the Company may from time to time reasonably request to complete or amend the information required by the registration statement.

                  (b) Underwriting. Without limiting any of the foregoing, in the event that the offering of Registrable Securities is to be made by or through an underwriter, the Company shall enter into an underwriting agreement with a managing underwriter or underwriters containing representations, warranties, indemnities and agreements customarily included (but not inconsistent with the agreements contained herein) by an issuer of common stock in underwriting agreements with respect to offerings of common stock for the account of, or on behalf of, such issuers. In connection with any offering of Registrable Securities registered pursuant to this Agreement, the Company shall (i) furnish to the underwriter, if any (or, if no underwriter, the sellers of such Registrable Securities), unlegended certificates representing ownership of the Registrable Securities being sold, in such denominations as requested and (ii) instruct any transfer agent and registrar of the Registrable Securities to release any stop transfer order with respect thereto.

                  (c) Return of Prospectuses. Each seller of Registrable Securities hereunder agrees that upon receipt of any notice from the Company of the happening of any event of the kind described in Section 2.5(a)(viii), such seller shall forthwith discontinue such seller's disposition of Registrable Securities pursuant to the applicable registration statement and prospectus relating thereto until such seller's receipt of the copies of the supplemented or amended prospectus contemplated by Section 2.5(a)(viii) and, if so directed by the Company, deliver to the Company, at the Company's expense, all copies, other than permanent file copies, then in such seller's possession of the prospectus current at the time of receipt of such notice relating to such Registrable Securities. In the event the Company shall give such notice, any applicable forty-five (45) day period during which such registration statement must remain effective pursuant to this Agreement shall be extended by the number of days during the period from the date of giving of a notice regarding the happening of an event of the kind described in Section 2.5(a)(viii) to the date when all such sellers shall receive such a supplemented or amended prospectus and such prospectus shall have been filed with the Commission.

                  Section 2.6 Expenses of Registration. All expenses incident to the Company's performance of, or compliance with, its obligations under this Agreement including, without limitation, all registration and filing fees, all fees and expenses of compliance with securities and "blue sky" laws, all printing and copying expenses, all messenger and delivery expenses, all fees and expenses of the Company's independent certified public accountants and counsel (including, without limitation, with respect to "comfort" letters and opinions) (collectively, the "Registration Expenses") shall be borne by the Company. The Company will pay its internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties, the expense of any annual audit and the expense of any liability insurance) (collectively, "Internal Expenses") and the expenses and fees for listing the securities to be registered on each securities exchange and included in each established over-the-counter market on which similar securities issued by the Company are then listed or traded; and all Selling Expenses shall be borne by the Affiliated Shareholders, the sellers of the securities so registered and the Company, to the extent of securities registered on its behalf, pro rata on the basis of the number of their shares so registered; provided, however, that the Company shall not be required to pay any Registration Expenses if, as a result of the withdrawal of a request for registration by the Demanding Holders, the registration statement does not become effective, in which case the Affiliated Shareholders and other sellers requesting registration shall bear such Registration Expenses pro rata on the basis of the number of their shares so included in the registration request (except for the fees of any counsel for the Affiliated Shareholders, which shall be borne only by the persons whom such counsel represented, pro rata on the basis of the number of their shares so included in the registration request); provided, further, that such registration shall not be counted as a registration pursuant to Subsection 2.1 hereof; and provided, further, that if any jurisdiction in which the securities shall be qualified shall require that expenses incurred in connection with the qualification of the securities in that jurisdiction be borne by the selling Shareholders, then such expenses shall be payable by the selling Shareholders pro rata to the extent required by such jurisdiction.

                  SECTION 2.7 INDEMNIFICATION.

                  (a) By the Company. The Company agrees to indemnify and hold harmless, to the fullest extent permitted by law, each holder of Registrable Securities being sold, its officers, directors, employees, managers and agents and each Person who controls (within the meaning of the Securities
Act) such holder or such other indemnified Person from and against all losses, claims, damages, liabilities and expenses (collectively, the "Losses") caused by, resulting from or relating to any untrue or alleged untrue statement of a material fact contained in any registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except insofar as the same are caused by any information furnished in writing to the Company by such holder expressly for use therein or by such holder's failure to deliver a copy of a current prospectus or any amendments or supplements thereto (which does not contain any such material misstatements or omissions) after the Company has furnished such holder with copies of the same. In connection with an underwritten offering and without limiting any of the Company's other obligations under this Agreement, the Company shall indemnify such underwriters, their officers, directors, employees and agents and each Person who controls (within the meaning of the Securities
Act) such underwriters or such other indemnified Person to the same extent as provided above with respect to the indemnification (and exceptions thereto) of the holders of Registrable Securities being sold.

                  (b) By the Shareholders. In connection with any registration statement in which a holder of Registrable Securities is participating, each such holder will furnish to the Company in writing information regarding such holder's ownership of Registrable Securities and its intended method of distribution thereof and, to the extent permitted by law, shall, severally and not jointly, indemnify the Company, its directors, officers, employees and agents and each Person who controls (within the meaning of the Securities Act) the Company or such other indemnified Person against all Losses caused by any untrue or alleged untrue statement of material fact contained in the registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, but only to the extent that such untrue statement or omission is caused by and contained in such information so furnished in writing by such holder expressly for use therein; provided, however, that each holder's obligation to indemnify the Company hereunder shall, to the extent more than one holder is subject to the same indemnification obligation, be apportioned between each holder based upon the net amount received by each holder from the sale of Registrable Securities, as compared to the total net amount received by all of the holders of Registrable Securities sold pursuant to such registration statement. Notwithstanding the foregoing, no holder shall be liable to the Company for amounts in excess of the lesser of (i) such apportionment and (ii) the amount received by such holder in the offering giving rise to such liability.

                  (c) Notice. Any Person entitled to indemnification hereunder shall give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification; provided, however, the failure to give such notice shall not release the indemnifying party from its obligation, except to the extent that the indemnifying party has been materially prejudiced by such failure to provide such notice on a timely basis.

                  (d) Defense of Actions. In any case in which any such action is brought against any indemnified party, and it notifies an indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein, and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not (so long as it shall continue to have the right to defend, contest, litigate and settle the matter in question in accordance with this paragraph) be liable to such indemnified party hereunder for any legal or other expense subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation, supervision and monitoring (unless (i) such indemnified party reasonably objects to such assumption on the grounds that there may be defenses available to it which are different from or in addition to the defenses available to such indemnifying party or (ii) the indemnifying party shall have failed within a reasonable period of time to assume such defense and the indemnified party is or is reasonably likely to be prejudiced by such unreasonable delay, in either event the indemnified party shall be reimbursed by the indemnifying party for the expenses incurred in connection with retaining separate legal counsel). An indemnifying party shall not be liable for any settlement of an action or claim effected without its consent. The indemnifying party shall lose its right to defend, contest, litigate and settle a matter if it shall fail to diligently contest such matter (except to the extent settled in accordance with the next following sentence). No matter shall be settled by an indemnifying party without the consent of the indemnified party (which consent shall not be unreasonably withheld).

                  (e) Survival. The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified Person and will survive the transfer of the Registrable Securities and the termination of this Agreement.

                  (f) Contribution. If recovery is not available under the foregoing indemnification provisions for any reason or reasons other than as specified therein, any Person who would otherwise be entitled to indemnification by the terms thereof shall nevertheless be entitled to contribution with respect to any Losses with respect to which such Person would be entitled to such indemnification but for such reason or reasons. In determining the amount of contribution to which the respective Persons are entitled, there shall be considered the Persons' relative knowledge and access to information concerning the matter with respect to which the claim was asserted, the opportunity to correct and prevent any statement or omission, and other equitable considerations appropriate under the circumstances. It is hereby agreed that it would not necessarily be equitable if the amount of such contribution were determined by pro rata or per capita allocation. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not found guilty of such fraudulent misrepresentation. Notwithstanding the foregoing, no Affiliated Shareholder shall be required to make a contribution in excess of the net amount received by such holder from its sale of Registrable Securities in connection with the offering that gave rise to the contribution obligation.

                  Section 2.8 Restrictions on Transfer.

                  (a) Restrictive Legends. Except as otherwise permitted by this Section 2.8, each certificate or other instrument evidencing any Registrable Securities (including each such certificate or other instrument issued upon the transfer of any Registrable Securities) shall be stamped or otherwise imprinted with a legend in substantially the following form:

                  "The Common Shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, or any other applicable securities law and may not be transferred, sold or otherwise disposed of except pursuant to an effective registration or an exemption therefrom under such Act and applicable state securities laws."

                  (b) Notice of Proposed Transfer; Opinions of Counsel. Prior to any transfer of any Restricted Securities which are not registered under an effective registration statement under the Securities Act, the holder thereof will give written notice to the Company of such holder's intention to effect such transfer and to comply in all other respect with this Section 2.8(b). Each such notice (i) shall describe the manner and circumstances of the proposed transfer in sufficient detail to enable counsel to render the opinions referred to below, and (ii) shall designate in such notice and the Company will promptly submit a copy thereof to its counsel. The following provisions shall then apply:

                           (i)      If (A) in the opinion of such counsel for
the holder the proposed transfer may be effected without registration of such Restricted Securities under the Securities Act, and (B) counsel for the Company shall not have rendered an opinion within twenty (20) business days after the receipt by the Company of such written notice that such registration is required, such holder shall thereupon be entitled to transfer such Restricted Securities in accordance with the terms of the notice delivered by such holder to the Company. Each certificate, if any, issued upon or in connection with such transfer shall bear the appropriate restrictive legend set forth in Section 2.8(a), unless in the opinion of each such counsel such legend is no longer required to ensure compliance with the Securities Act; and

                           (ii)     If in the opinion of either or both of such
counsel the proposed transfer may not legally be effected without registration of such Restricted Securities under the Securities Act (such opinion or opinions to state the basis of the legal conclusions reached therein), the Company will promptly so notify the holder thereof and thereafter such holder shall not be entitled to transfer such Restricted Securities until receipt of a further notice from the Company under clause (i) above or until registration of such Restricted Securities under the Securities Act has become effective.

Notwithstanding the foregoing provisions of this Section 2.8(b), the purchaser of the Common Shares shall be permitted to transfer any Restricted Securities to a limited number of institutional investors, provided that (A) each such investor represents in writing that it is acquiring such Restricted Securities for investment and not with a view to the distribution thereof (subject, however, to any requirement of law that the disposition thereof shall at all times be within the control of such transferee), (B) each such investor agrees in writing to be bound by all the restrictions on transfer of such Restricted Securities contained in this Section 2.8(b) and (C) the purchaser of the Common Shares delivers to the Company an opinion of counsel satisfactory to the Company, stating that such transfer may be effected without registration under the Securities Act.

                                   ARTICLE III

                                  MISCELLANEOUS

                  Section 3.1 Headings. The heading in this Agreement are for convenience of reference only and shall not control or effect the meaning or construction of any provisions hereof.

                  Section 3.2 Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein, and there are no restrictions, promises, representations, warranties, covenants, conditions or undertakings with respect to the subject matter hereof, other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings between the parties hereto with respect to the subject matter hereof.

                  Section 3.3 Termination of Certain Rights. The rights and obligations hereunder of each Affiliated Shareholder will terminate with respect to such Affiliated Shareholder at such time when it is no longer an Affiliated Shareholder under this Agreement; provided, however, that the provisions of
Section 2.5 hereof, the rights of any Affiliated Shareholder with respect to breach of any provision hereof, and any obligation accrued as of the date of termination shall survive termination of this Agreement.

                  Section 3.4 Rule 144. The Company covenants that it will file the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the Commission thereunder (or, if it is not required to file such reports, it will, upon the request of any holder of Registrable Securities, make publicly available other information so long as necessary to permit sales pursuant to Rule 144 under the Securities Act), and it will take such further reasonable action, to the extent required from time to time to enable such holder to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 under the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission. Upon the reasonable request of any holder of Registrable Securities, the Company will deliver to such holder a written statement as to whether it has complied with such information and filing requirements.

                  Section 3.5 Notices. All notices and other communications hereunder shall be in writing and shall be delivered personally or by next-day courier, at the address specified below (or at such other address for a party as shall be specified by like notice; provided that notices of change of address shall be effective only upon receipt thereof). Any such notice shall be effective upon receipt, if personally delivered, or one business day after delivery to a courier for next-day delivery.

                  If to Company:

                          Viatel Holding (Bermuda) Limited
                          c/o VTL (UK) Limited
                          Inbucon House
                          Wick Road
                          Egham, Surrey TW20 OHR

                          Attention: General Counsel

                  with a copy to:

                          Skadden, Arps, Slate, Meagher & Flom LLP
                          Four Times Square
                          New York, NY 10036
                          Attention: J. Gregory Milmoe, Esq.
                          Telephone No.: (212) 735-3000
                          Telecopy No.: (212) 735-2000

                  If to Shareholders:

                          At the addresses listed
                          on the signature pages hereto.

                  Section 3.6 Applicable Law. The substantive laws of the State of New York shall govern the interpretation, validity and performance of the terms of this Agreement, without regard to conflicts of law doctrines. THE PARTIES HERETO WAIVE THEIR RIGHT TO A JURY TRIAL WITH RESPECT TO DISPUTES HEREUNDER.

                  Section 3.7 Severability. The invalidity, illegality or unenforceability of one or more of the provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement, including any such provisions, in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

                  Section 3.8 Successors; Assigns. The provisions of this Agreement shall be binding upon the parties hereto and their respective heirs, successors and assigns whether so expressed or not. In addition, whether or not any express assignment has been made, the provisions of this Agreement which are for the benefit of purchaser or holder of Registrable Securities are also for the benefit of, and enforceable by, any subsequent holder of Registrable Securities.

                  Section 3.9 Amendments. This Agreement may not be amended, modified or supplemented unless such amendment, modification or supplement is in writing and signed by the Company and the holders of at least sixty (60%) of the Registrable Securities outstanding on the date thereof (and, in the case of any amendment, modification or supplement that materially adversely affects any particular Affiliated Shareholder or group of Affiliated Shareholders, with the written consent of such Affiliated Shareholder or group of Affiliated Shareholders).

                  Section 3.10 Waiver. Any waiver (express or implied) of any default or breach of this Agreement shall not constitute a waiver of any other or subsequent default or breach.

                  Section 3.11 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same Agreement.

                  Section 3.12 SUBMISSION TO JURISDICTION. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE COMPANY HEREBY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS AND APPELLATE COURTS FROM ANY THEREOF. EACH PARTY HERETO HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF TO SUCH PARTY BY REGISTERED OR CERTIFIED MAIL TO SUCH PARTY AT ITS ADDRESS SPECIFIED IN THIS ARTICLE III. THE PARITIES HERETO HEREBY IRREVOCABLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS.

                  IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their respective officers thereunto duly as of the date first above written.

                           Viatel Holding (Bermuda) Limited

                           By:_________________________________
                           Name:
                           Title:

                           [Shareholders]

                           _______________________________
                           Name:
                           Address
                           Attention:
                           Telephone:
                           Facsimile: